EXHIBIT 99.1

Codorus Valley Bancorp, Inc.
Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE ― York, Pennsylvania (January 9, 2013) – On January 8, 2013, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.11 per common share, payable on February 12, 2013, to shareholders of record at the close of business on January 22, 2013. This quarterly cash dividend is the same amount as the previous quarters’ cash dividend.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of eighteen financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. Application has been filed with appropriate regulatory authorities to establish a financial center at 3160 Carlisle Road, Dover, Pennsylvania. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Questions or comments concerning this Press Release should be directed to:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com